Exhibit 99.1

Washington Federal, Inc.

425 Pike Street

Seattle, WA 98101

Contact: Cathy Cooper

(206) 777-8246

Sunday, October 26, 2008

FOR IMMEDIATE RELEASE

Washington Federal Announces a $200 Million Commitment

From the US Treasury’s Capital Purchase Program

SEATTLE – Washington Federal, Inc. (Nasdaq: WFSL), the parent company of Washington Federal Savings, today announced it has received confirmation that it has been selected to participate in the Treasury Department’s Capital Purchase Program as part of an accelerated approval process for some of the strongest regional U.S institutions. As a participant in the program, Washington Federal plans to issue $200 million in senior preferred shares, with warrants to purchase up to $30 million in common stock, to the U.S. Treasury (UST). The anticipated sale of the preferred stock and warrants is expected to close within 30 days and is contingent upon completion of standard closing documents, which have not yet been published and registration with the Securities and Exchange Commission.

Chairman, President & CEO Roy M. Whitehead said, “We are complimented that Washington Federal has been selected as one of the first regional institutions deemed strong enough to participate in this voluntary program, which is designed to promote confidence in the banking system and to invigorate lending. On top of our already strong capital position, this new equity, which we believe is being provided at favorable market terms, will enhance our competitive position and increase our capacity to lend. We also view the additional capital as low cost insurance against the ongoing economic contraction, the ultimate depth and breadth of which is unknown at this time. We believe that employees, customers and investors should all view this event as very favorable to their respective interests in the future of the Company.”

Washington Federal Savings, with headquarters in Seattle, Washington, has 148 offices in eight western states.

To find out more about the Company, please visit our website. The Company uses its website to distribute financial and other material information about the Company, which is routinely posted on and accessible at www.washingtonfederal.com.

Important Cautionary Statements

The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2007 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Statements contained herein that are not historical facts should be considered forward-looking statements with respect to Washington Federal. Forward-looking statements of this type speak only as of the date of this report. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, unforeseen local, regional, national or global events, economic conditions, asset quality, interest rates, loan demand, changes in business or consumer spending, borrowing or savings habits, deposit growth, adequacy of the reserve for loan losses, competition, stock price volatility, government monetary and economic policy, anticipated expense levels, changes in laws and regulations, the level of success of the company’s asset/liability management strategies as well as its marketing, product development, sales and other strategies, the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and other accounting standard setters, the costs and effects of litigation and of unexpected or adverse outcomes in such litigation, and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Washington Federal undertakes no obligation to update or revise forward-looking statements to reflect subsequent circumstances, events or information or for any other reason.

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